Exhibit 99.1 Press release dated August 9, 2011

PRESS RELEASE

For Immediate Release	August 9, 2011
For Further Information:	Eloise L. Mackus, CEO
Phone: 330.576.1208
Fax: 330.666.7959
CENTRAL FEDERAL CORPORATION ANNOUNCES TERMS OF RIGHTS OFFERING AND
ENTRY INTO STANDBY PURCHASE AGREEMENT
Fairlawn, Ohio — August 9, 2011 — Central Federal Corporation (Nasdaq: CFBK), the parent company of CFBank, today announced the terms of a registered common stock offering of up to $30.0 million, consisting of a $25.0 million rights offering and a $5.0 million offering to a group of standby purchasers.
Under the terms of the rights offering, all record holders of the Company’s common stock as of a date to be determined will receive, at no charge, one subscription right for each share of common stock held as of the record date. Each subscription right will entitle the holder of the right to purchase a to-be-determined number of shares of Company common stock at a subscription price of $1.00 per share. The rights offering will commence as soon as practicable after the filing with and review by the SEC of the registration statement relating to the offering. Any shares not subscribed for in the rights offering may be offered in a public offering.
In addition, for each four shares of common stock purchased, purchasers will receive, at no charge, one warrant to purchase one additional share of common stock at a purchase price of $1.00 per share. The warrants will be exercisable for three years.
The Company has separately entered into a series of standby purchase agreements with a group of investors led by Timothy O’Dell, Thad R. Perry and Robert E. Hoeweler. Under the standby purchase agreements the standby purchasers will acquire $5.0 million of Company common stock at a price of $1.00 per share and receive warrants with the same terms and conditions as all purchasers in the rights offering. The standby purchasers have conditioned their purchase of shares of common stock upon the receipt by the Company of at least $16.5 million in net proceeds from the rights offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any offer, solicitation or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of such state.
About Central Federal Corporation and CFBank
Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.

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